EXHIBIT 99.1
CORRECTIONS CORPORATION OF AMERICA
STOCK OWNERSHIP GUIDELINES
     The Board of Directors of Corrections Corporation of America (the “Company”) believes that the Company’s executive officers and members of its board of directors (the “Board”) should own and hold common stock of the Company to further align their interests with those of the Company’s shareholders and to promote the Company’s longstanding commitment to sound corporate governance. Therefore, the Board has adopted these Stock Ownership Guidelines effective March 1, 2007 (the “Effective Date”).
I. Administration
     These Stock Ownership Guidelines will be administered and interpreted by the Compensation Committee of the Board (the “Committee”). The Committee also shall have the discretion to submit for approval by the Board any amendments or modifications to these guidelines.
II. Executive Officer Stock Ownership Guidelines
     The Chief Executive Officer, Chief Financial Officer and the Company’s remaining “executive officers” as defined in applicable rules of the Securities and Exchange Commission (the “Executives”) are expected to own a fixed number (as determined by the Committee in its sole discretion) of shares of common stock of the Company equal to three times such Executive’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the New York Stock Exchange (the “NYSE”), on the Effective Date. For any individual who becomes an Executive after the Effective Date, base salary and closing common stock price will be determined based on such Executive’s date of hire or promotion, as applicable.
     Executives are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their date of hire or promotion, as applicable. Once achieved, ownership of the guideline amount must be maintained for as long as the Executive is subject to these Stock Ownership Guidelines.
III. Non-Executive Director Stock Ownership Guidelines
     The Company’s non-executive directors (the “Non-Executive Directors”) are each expected to own a fixed number (as determined by the Committee in its sole discretion) of shares of common stock of the Company equal to four times the annual retainer (excluding any retainer for chairing or serving as a member of a committee) for Non-Executive Directors in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the New York Stock Exchange (the “NYSE”), on the Effective Date. For any individual who becomes a Non-Executive Director after the Effective Date, annual retainer and closing common stock price will be determined based on the date of such Non-Executive Director’s initial election to the Board.
     Non-Executive Directors are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their initial election to the Board. Once achieved, ownership of the guideline amount must be maintained for as long as the Non-Executive Director is subject to these Stock Ownership Guidelines.
IV. Compliance with Ownership Guidelines
     The following may be used in determining share ownership:
•	Shares of common stock owned outright by the Executive Officer or Non-Executive Director and his or her immediate family members who share the same household, whether held individually or jointly;

•	Shares of Restricted Stock or Restricted Stock Units where the restrictions have lapsed;

•	Shares acquired upon stock option exercise;

•	Shares purchased in the open market; and

•	Shares held in trust (Due to the complexities of trust accounts, requests to include shares held in trust must be submitted in writing to the Chair of the Committee. The Committee will review the request and will make the final decision).
     There may be instances where these Stock Ownership Guidelines would place a severe hardship on the Executive Officer or Non-Executive Director or prevent such Executive Officer or Non-Executive Director from complying with a court order, such as in the case of a divorce settlement. It is expected that these instances will be rare. In these instances, the executive must submit a request in writing to the Chair of the Committee that summarizes the circumstances and describes the extent to which an exemption from these Stock Ownership Guidelines is being requested. The Committee will review the request and will make the final decision. If the request is granted in whole or in part, the Committee will in consultation with the Executive Officer or Non-Executive Director, as applicable, develop an alternative stock ownership plan that reflects both the intention of these Stock Ownership Guidelines and the individual circumstances at issue.
     Each Executive Officer and Non-Executive Director will be notified each year where they stand with regard to these Stock Ownership Guidelines.
V. Amendments or Modifications
     The foregoing sets forth the Company’s current stock ownership guidelines for its Executives and Non-Executive Directors. The Board may, at any time, amend or modify these guidelines in whole or in part.